                                                               [LOGO OF MetLife]

First MetLife Investors Insurance Company
200 Park Avenue
New York, NY 10166

MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, NY 10036

April 19, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Pre-Effective Amendment No. 1
     First MetLife Investors Insurance Company
     First MetLife Investors Variable Annuity Account One
     Registration Statement on Form N-4 (File Nos. 333-209059/811-08306) (Class S (offered on and after May 2, 2016) and Class S-L Share Option (offered on and after May 2, 2016)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on May 2, 2016.

     FIRST METLIFE INVESTORS INSURANCE COMPANY
     (Depositor)

     FIRST METLIFE INVESTORS VARIABLE ANNUIITY ACCOUNT ONE
     (Registrant)


     By: /s/ Gregory E. Illson
         -----------------------------------
         Gregory E. Illson
         Vice President

     METLIFE INVESTORS DISTRIBUTION COMPANY
     (Principal Underwriter)

     By: /s/ Donald Leintz
         -----------------------------------
         Donald Leintz
         Vice President